SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Airbnb, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

009066101**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock. One share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,212,655, of which 3,212,655 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,212,655, of which 3,212,655 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,212,655
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 111,913, of which 111,913 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 111,913, of which 111,913 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111,913
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII, LP (“SEQUOIA CAPITAL XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 38,406,515, of which 38,406,515 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 38,406,515, of which 38,406,515 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,406,515
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XII, LP (“SEQUOIA TECHNOLOGY PARTNERS XII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,044,732, of which 2,044,732 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,044,732, of which 2,044,732 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,044,732
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII PRINCIPALS FUND, LLC (“SEQUOIA CAPITAL XII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,840,327, of which 5,840,327 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,840,327, of which 5,840,327 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,840,327
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 185,778, of which 51,345 shares are Class A common stock and 134,433 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 185,778, of which 51,345 shares are Class A common stock and 134,433 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 185,778
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,186, of which 6,690 shares are Class A common stock and 12,496 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,186, of which 6,690 shares are Class A common stock and 12,496 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,186
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,642,057, of which 781,245 shares are Class A common stock and 860,812 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,642,057, of which 718,245 shares are Class A common stock and 860,812 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,642,057
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,110, of which 14,848 shares are Class A common stock and 13,262 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,110, of which 14,848 shares are Class A common stock and 13,262 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SC US GF V HOLDINGS, LTD. (“SC US GF V HOLDINGS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,960,547, of which 3,960,547 shares are Class B common stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,960,547, of which 3,960,547 shares are Class B common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,960,547
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SCGGF MANAGEMENT, L.P. (“SCGGF MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

3,324,568 shares, of which 3,212,655 of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 111,913 of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

3,324,568 shares, of which 3,212,655 of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 111,913 of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,324,568
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SC XII MANAGEMENT, LLC (“SC XII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

46,291,574 shares, of which 38,406,515 of Class B common stock are directly owned by SEQUOIA CAPITAL XII, 2,044,732 of Class B common stock directly owned by SEQUOIA TECHNOLOGY PARTNERS XII and 5,840,327 of Class B common stock directly owned by SEQUOIA CAPITAL XII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

46,291,574 shares, of which 38,406,515 of Class B common stock are directly owned by SEQUOIA CAPITAL XII, 2,044,732 of Class B common stock directly owned by SEQUOIA TECHNOLOGY PARTNERS XII and 5,840,327 of Class B common stock directly owned by SEQUOIA CAPITAL XII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,291,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.8%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

204,964 shares, of which 51,345 shares of Class A common stock and 134,433 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 6,690 shares of Class A common stock and 12,496 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

204,964 shares, of which 51,345 shares of Class A common stock and 134,433 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 6,690 shares of Class A common stock and 12,496 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,964
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GLOBAL GROWTH II MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,670,167 shares, of which 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,670,167 shares, of which 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,670,167
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

3,960,547 shares, of which 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

3,960,547 shares, of which 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,960,547
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SEQUOIA CAPITAL USGF PRINCIPALS FUND V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

3,960,547 shares, of which 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

3,960,547 shares, of which 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,960,547
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

3,960,547 shares, of which 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V is SCGF V MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

3,960,547 shares, of which 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V is SCGF V MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,960,547
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

9,160,246 shares, of which 3,212,655 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 111,913 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 51,345 shares of Class A common stock and 134,433 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII, 6,690 shares of Class A common stock and 12,496 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND and 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V is SCGF V MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT and SCGF V MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

9,160,246 shares, of which 3,212,655 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 111,913 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 51,345 shares of Class A common stock and 134,433 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII, 6,690 shares of Class A common stock and 12,496 shares of Class B common stock are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND and 3,960,547 shares of Class B common stock are directly owned by SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V is SCGF V MANAGEMENT. SC US TTGP is the General Partner of SCGGF MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT and SCGF V MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,160,246
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,325,309, of which 282,160 shares are Class A common stock and 3,043,149 shares are Class B common Stock
	6

  SHARED VOTING POWER

4,994,735, of which 3,212,655 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 111,913 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT and SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG, and the directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 3,325,309, of which 282,160 shares are Class A common stock and 3,043,149 shares are Class B common Stock
	8

  SHARED DISPOSITIVE POWER

4,994,735, of which 3,212,655 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 111,913 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT and SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG, and the directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,230,044
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON JAMES GOETZ (“JG”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,314,039, of which 135,827 shares are Class A common stock and 2,178,212 shares are Class B common stock
	6

  SHARED VOTING POWER

3,324,568, of which 3,212,655 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 111,913 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 2,314,039, of which 135,827 shares are Class A common stock and 2,178,212 shares are Class B common stock
	8

  SHARED DISPOSITIVE POWER

3,324,568, of which 3,212,655 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 111,913 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,638,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,489,972, of which 293,039 shares are Class A common stock and 2,196,933 shares are Class B common stock
	6

  SHARED VOTING POWER

1,670,167, of which 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 2,489,972, of which 293,039 shares are Class A common stock and 2,196,933 shares are Class B common stock
	8

  SHARED DISPOSITIVE POWER

1,670,167, of which 781,245 shares of Class A common stock and 860,812 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 14,848 shares of Class A common stock and 13,262 shares of Class B common stock are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,160,139
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 346,824,025 shares of Class A common stock outstanding as of October 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

ITEM 1.

(a) Name of Issuer:

Airbnb, Inc.

(b) Address of Issuer’s Principal Executive Offices:

888 Brannan Street

San Francisco, California 94103

ITEM	2.

(a) Name of Persons Filing:

Sequoia Capital Global Growth Fund, L.P.

Sequoia Capital Global Growth Principals Fund, L.P.

Sequoia Capital XII, LP

Sequoia Capital Technology Partners XII, L.P.

Sequoia Capital XII Principals Fund, LLC

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

SC US GF V Holdings, Ltd.

SCGGF Management, L.P.

SC XII Management, LLC

SC U.S. Growth VII Management, L.P.

SC Global Growth II Management, L.P.

Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P.

SCGF V Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

James Goetz

Roelof Botha

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

The General Partner of SEQUOIA CAPITAL XII and SEQUOIA TECHNOLOGY PARTNERS XII is SC XII MANAGEMENT. The Managing Member of SEQUOIA CAPITAL XII PRINCIPALS FUND is SC XII MANAGEMENT.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SC U.S. GROWTH VII MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V, together, own 100% of the outstanding shares of SC US GF V HOLDINGS. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND V and SEQUOIA CAPITAL USGF PRINCIPALS FUND V is SCGF V MANAGEMENT. The General Partner of SCGF V MANAGEMENT is SC US (TTGP).

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL GLOBAL GROWTH FUND, SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SC US GF V HOLDINGS, SCGGF MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SEQUOIA CAPITAL U.S. GROWTH FUND V, SEQUOIA CAPITAL USGF PRINCIPALS FUND V, SCGF V MANAGEMENT, SC US (TTGP): Cayman Islands

SEQUOIA CAPITAL XII, SEQUOIA TECHNOLOGY PARTNERS XII, SEQUOIA CAPITAL XII PRINCIPALS FUND, SC XII MANAGEMENT: Delaware

DL, JG, RB: USA

(d) CUSIP No.: 009066101

ITEM	3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital Global Growth Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Principals Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital XII, LP

By:	SC XII Management, LLC
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Technology Partners XII, LP

By:	SC XII Management, LLC
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital XII Principals Fund, LLC

By:	SC XII Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VII, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth Fund II, L.P.

By:	SC Global Growth II Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital Global Growth II Principals Fund, L.P.

By:	SC Global Growth II Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US GF V Holdings, Ltd.

By:
Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P. its Members

By:	SCGF V Management, L.P. the General Partner of the Members

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGGF V Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VII Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund V, L.P.

By:	SCGF V Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SCGF V Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

James Goetz

By:	/s/ James Goetz

Roelof Botha

By:	/s/ Roelof Botha